Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Contact:
David Moon
(312) 255-4560
david.moon@diamondconsultants.com
DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.
RECONFIRMS SEPTEMBER QUARTER GUIDANCE
Revenue Tracking at High End of Guidance
CHICAGO, September 18, 2008 –Diamond Management & Technology Consultants, Inc. (NASDAQ: DTPI), a premier global management and technology consulting firm, today reconfirmed its second quarter fiscal year 2009 guidance (ending September 30, 2008).
“Our September quarter is tracking very well despite the turmoil in the financial markets,” said President and CEO Adam Gutstein. “We expect our second quarter net revenue to be at the high end of our previous guidance of $38.8 million to $40.4 million. We do not expect any significant impact related to the recent news from AIG, Fannie Mae, Freddle Mac, Lehman Brothers, or Merrill Lynch.”
The Company also reconfirmed its previous guidance for the September quarter for free cash flow of $4.0 to $6.0 million, GAAP earnings per diluted share of $0.00 to $0.02, and a free cash flow breakeven of $34 million per quarter.
“When you look at our clients by industry,” Gutstein continued, “our Insurance practice—which includes life insurers and property & casualty insurers—and our Enterprise practice—which is primarily consumer packaged goods, travel and transportation, and industrial products—are showing strength in the September quarter. It is important to note that capital markets clients represented only 13% of revenue in the June quarter.”
The Company had over $34 million remaining in its share buyback authorization at the end of June and continues to be active in the market. In addition, with this press release the Company will open the employee and affiliate trading window at 12:00 p.m. ET tomorrow, September 19, 2008.
The Company will report its full second quarter results on November 6, 2008, before markets open.

About Diamond
Diamond is a management and technology consulting firm. Recognizing that information and technology shape market dynamics, Diamond’s small teams of experts work across functional and organizational boundaries to improve growth and profitability. Since the greatest value in a strategy, and its highest risk, resides in its implementation, Diamond also provides proven execution capabilities. We deliver three critical elements to every project: fact-based objectivity, spirited collaboration, and sustainable results. Diamond is headquartered in Chicago, with offices in New York, Washington, D.C., Hartford, London and Mumbai. Diamond is publicly traded on the NASDAQ Global Select Market under the symbol “DTPI.” To learn more, visit www.diamondconsultants.com.
Forward-Looking Statements
Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve estimates, projections, assumptions, risks and uncertainties and speak only as of the date of this release based on information available to the Company as of the date of this release, and the Company assumes no obligation to update any forward-looking statements. Actual results may differ materially from the results projected in any forward-looking statement. For a discussion of some of the risks and uncertainties that could cause actual results to differ materially, please refer to the risks and uncertainties identified in our filings with the SEC.

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